APARTMENT INVESTMENT AND MANAGEMENT COMPANY
ANNOUNCES RESIGNATION OF CHIEF ACCOUNTING OFFICER SCOTT FORDHAM

DENVER, COLORADO, March 27, 2008

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) today announced that Scott W. Fordham will step down as chief accounting officer in late April 2008. Mr. Fordham plans to return with his family to his Texas roots and pursue an opportunity as chief accounting officer with an office REIT lead by Tom August, the former CEO of Prentiss Properties Trust (“Prentiss”), with whom Mr. Fordham served as senior vice president and chief accounting officer prior to Prentiss’s 2006 merger with Brandywine Realty Trust.

Aimco’s Executive Vice President and Chief Financial Officer, Tom Herzog, said, “I would like to express my appreciation and gratitude to Scott for his many lasting contributions as chief accounting officer. Scott has exceptional skills and has been a tremendous leader to our accounting team.”

Mr. Fordham will remain with Aimco through the first quarter close in order to ensure an orderly transition.

Aimco is actively engaging in a search of internal and external candidates to fill the chief accounting officer position. In the interim, Aimco’s corporate controllers and senior accounting staff will report to Mr. Herzog.

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities through 19 regional operating centers. Aimco, through its subsidiaries and affiliates, is the largest owner and operator of apartment communities in the United States with 1,169 properties, including 203,040 apartment units, and serves approximately 750,000 residents each year. Aimco’s properties are located in 46 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our web site at www.aimco.com.